Exhibit (d)(20)

Amendment to Investment Advisory Agreement

This is an Amendment, dated April 15, 2016 (this “Amendment”), to the Investment Advisory Agreement dated March 13, 2015 (the “Agreement”) by and between ALPS ETF Trust, a Delaware statutory trust (the “Trust”) and ALPS Advisors, Inc. (the “Adviser”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Effective as of the date above, Paragraph 5 is replaced in its entirety with the following:

Compensation of the Adviser. For the services provided and the expenses assumed pursuant to this Agreement, the Fund(s) will pay the Adviser a fee as set forth on Appendix A hereto. The obligation of the Fund(s) to pay the above-described fee to the Adviser will begin as of the date of the initial public sale of shares in the Fund(s). This fee will accrue daily at the rate of 1/365th of the applicable advisory fee rate and be payable as soon as practicable after the last day of each month.

2.	Effective as of the date above, Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

3.
Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST		ALPS ADVISORS, INC.

By:	/s/ Patrick D. Buchanan	By:	/s/ Thomas A. Carter
Name:	Patrick D. Buchanan	Name:	Thomas A. Carter
Title:	Treasurer	Title:	President

Appendix A

Fund	Annual Advisory Fee
Sprott Gold Miners Junior ETF	57 basis points
Sprott Buzz Social Media Insights ETF	75 basis points